FOR IMMEDIATE RELEASE

Contact: Jerry W. Nix, Vice Chairman and CFO — (770) 612-2048

Sidney G. Jones, Vice President – Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY
RAISES DIVIDEND FOR 54th CONSECUTIVE YEAR

Atlanta, Georgia, February 15, 2010 — The Board of Directors of Genuine Parts Company
(NYSE: GPC) declared an increase of 3% in the regular quarterly cash dividend for 2010. The Board increased the cash dividend payable to an annual rate of $1.64 per share compared with the previous dividend of $1.60 per share. The quarterly cash dividend of forty-one cents ($.41) per share is payable April 1, 2010 to shareholders of record March 5, 2010. GPC has paid a cash dividend every year since going public in 1948 and 2010 marks the 54th consecutive year of increased dividends paid to shareholders.

Genuine Parts Company plans to release Fourth Quarter and Year-End Earnings on February 16, 2010. Management will also conduct a conference call on this date at 11:00 a.m. Eastern time. You are invited to join the call, which will be hosted by Tom Gallagher, Chairman, President and CEO, and Jerry Nix, Vice Chairman and CFO. The public may access the call on the Company’s website, www.genpt.com, by clicking “Investor Services”, or by dialing 877-316-2549. The conference ID is 53858190. If you are unable to participate during the call, a replay of the call will be available on the Company’s website or at 800-642-1687 (conference ID 53858190) two hours after completion of the conference call until 12:00 a.m. Eastern time on March 3, 2010.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and in Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.